Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 19 DATED MARCH 2, 2023
TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022, as supplemented by Supplement No. 1 dated May 6, 2022, Supplement No. 2 dated May 17, 2022, Supplement No. 3 dated June 3, 2022, Supplement No. 4 dated July 1, 2022, Supplement No. 5 dated July 6, 2022, Supplement No. 6 dated August 3, 2022, Supplement No. 7 dated August 16, 2022, Supplement No. 8 dated September 2, 2022, Supplement No. 9 dated October 4, 2022, Supplement No. 10 dated October 31, 2022, Supplement No. 11 dated November 2, 2022, Supplement No. 12 dated November 18, 2022, Supplement No. 13 dated December 2, 2022, Supplement No. 14 dated December 9, 2022, Supplement No. 15 dated December 19, 2022, Supplement No. 16 dated January 4, 2023, Supplement No. 17 dated February 2, 2023 and Supplement No. 18 dated February 24, 2023. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of February 2023.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of February 2023. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
February 1, 2023	$15.95	$16.05	$16.08	$16.06	$15.95	$15.89	$15.96
February 2, 2023	$15.97	$16.07	$16.11	$16.09	$15.98	$15.92	$15.98
February 3, 2023	$15.96	$16.06	$16.09	$16.07	$15.96	$15.90	$15.97
February 6, 2023	$15.96	$16.06	$16.09	$16.08	$15.96	$15.90	$15.97
February 7, 2023	$15.96	$16.05	$16.09	$16.07	$15.96	$15.90	$15.97
February 8, 2023	$15.95	$16.05	$16.09	$16.07	$15.96	$15.90	$15.97
February 9, 2023	$15.94	$16.04	$16.08	$16.06	$15.95	$15.89	$15.96
February 10, 2023	$15.96	$16.06	$16.09	$16.08	$15.97	$15.91	$15.98
February 13, 2023	$15.96	$16.06	$16.10	$16.08	$15.97	$15.91	$15.98
February 14, 2023	$15.96	$16.06	$16.10	$16.08	$15.97	$15.91	$15.98
February 15, 2023	$15.97	$16.07	$16.10	$16.09	$15.98	$15.91	$15.98
February 16, 2023	$15.97	$16.07	$16.10	$16.09	$15.98	$15.91	$15.99
February 17, 2023	$15.97	$16.07	$16.10	$16.09	$15.98	$15.92	$15.99
February 21, 2023	$15.97	$16.08	$16.11	$16.10	$15.99	$15.92	$16.00
February 22, 2023	$15.98	$16.08	$16.11	$16.10	$15.99	$15.92	$16.00
February 23, 2023	$15.98	$16.08	$16.11	$16.10	$15.99	$15.92	$16.00
February 24, 2023	$15.98	$16.08	$16.11	$16.10	$15.99	$15.93	$16.00
February 27, 2023	$15.98	$16.09	$16.12	$16.11	$16.00	$15.93	$16.01
February 28, 2023	$15.80	$15.89	$15.93	$15.91	$15.80	$15.74	$15.81

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.